Initial Public Offering – June 2014

Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-194606 June 30, 2014

Forward Looking Statements

Some of the matters discussed in this presentation contain forward-looking statements that involve significant risks and uncertainties, including statements relating to the prospects for the Company’s Tarmogen technology, for the timing and outcome of the Company’s clinical trials, the potential approval to market any Tarmogens, and the Company’s capital needs. Actual events could differ materially from those projected and the Company cautions investors not to rely on the forward-looking statements contained in, or made in connection with, the presentation.

Among other things, the Company’s, or it’s collaborators’ clinical trials may be delayed or may eventually be unsuccessful. The Company may consume more cash than it currently anticipates and faster than projected or the Company’s collaborators may terminate or amend their agreements with the Company with terms which are adverse to the Company’s prospects. Competitive products may reduce or eliminate the commercial opportunities of the Company’s product candidates. If the FDA or foreign regulatory agencies determine that the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. The Company may not enter into any additional strategic collaboration agreements. Operating expense and cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing and outcomes of clinical trials, regulatory and competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly alter, delay, scale back or discontinue operations.

Additional risks and uncertainties relating to the Company and its business can be found in the “Risk Factors” section of the Company’s Registration Statement on Form S-1, as amended and the Company’s other Periodic and Current Reports filed with the SEC, if any. GlobeImmune undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in the Company’s expectations.

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Free Writing Prospectus Statement

• This presentation highlights basic information about us and the offering.

Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.

• We have filed a registration statement (including prospectus) with the United

States Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective.

Before you invest, you should read the prospectus in the registration statement

(including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents, including the preliminary prospectus dated June 27,

2014 for free by visiting EDGAR on the SEC website at http://www.sec.gov.

•	Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp., Prospectus

Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone

212-813-1010, email: prospectus@aegiscap.com

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Initial Public Offering Summary

GlobeImmune

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Issuer	GlobeImmune, Inc.
Exchange / Listing	NASDAQ Capital Market / GBIM
Offering Size	1,000,000 shares (100% primary)
Over-Allotment	15% or 150,000 shares (100% primary)
Price	$15.00
Potential Current Investor Participation	Up to $6 million Celgene, HealthCare Ventures, Lilly Ventures, Morgenthaler Ventures, others
Use of Proceeds	Advance an additional infectious disease through a Phase 1 clinical trial. Manufacturing expenses for ongoing clinical trials. Prepare facility for commercial manufacturing. Working capital and other general purposes.
Sole Bookrunner	Aegis Capital Corp.

GlobeImmune

•	Differentiated immunotherapeutic platform
•	Proof of concept in infectious disease & oncology

– 4 ongoing phase 2 studies with multiple upcoming readouts

•	Major alliances with Gilead and Celgene

– Over $60 million in partnership revenue to date

– Upcoming data from randomized phase 2 HBV trial

– Upcoming complete data from chordoma phase 1 patients

•	Multiple additional proprietary programs
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GlobeImmune 6

Experienced Management and Strong Investors

Management

Timothy C. Rodell, MD CEO & President, Board of Dir.	RxKinetix, OXIS International, Cortech, Univ. of Colorado
Jeffrey Dekker, CPA VP Finance	Webroot, Requisite Technology NxTrend, Rayonier, KPMG
Kirk Christoffersen, MBA VP Corporate Development	OSI, Gilead, NeXstar
Allen Cohn, MD Exec. Director Clinical Res.	Rocky Mountain Cancer Center US Oncology
Tom Keuer, MS Acting Head, Manuf. Ops.	ARCA, Insmed, Baxter, Somatogen

Board

William Freytag PhD Chairman	ARCA, Aspreva, Galenica Myogen, Somatogen, Dupont
Augustine Lawlor HealthCare Ventures	LeukoSite, Alpha-Beta, Cardiovascular Sys., HGS
Dan Mitchell Sequel Venture Partners	Capital Health, Replidyne ARCA, Cardiovascular Sys.
Pennina Safer PhD Medica Venture Partners	Concord Ventures, CBD Tech. Genetics Institute
Edward Torres Lilly Ventures Fund	Eli Lilly & Co., Receptos

HealthCare Ventures LLC

Celgene

M MORGENTHALER

sequel VENTURE PARTNERS

WEXFORD® Wexford Capital LP

BSI HEALTHCAPITAL

medica venture partners

Pipeline

GlobeImmune

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	Product Candidate	Indication	Preclinical	Phase 1	Phase 2	Phase 3	Commercial Rights
Infectious Disease	GS-4774	Hepatitis B virus (HBV)			Phase 2		GILD WW License
Infectious Disease	GI-19000	Tuberculosis	→				GlobeImmune
Infectious Disease	GI-2010	HIV	→				GlobeImmune
Infectious Disease	GI-18000	Delta virus	→				GlobeImmune
Oncology	GI-6207	Medullary thyroid cancer			Phase 2		CELG Option
Oncology	GI-6301	Chordoma		Phase 1			CELG WW License
Oncology	GI-4000	Resected pancreas			Phase 2b		GlobeImmune
Oncology	GI-4000	Non-small cell lung cancer			Phase 2		GlobeImmune

A Year of Significant Accomplishments

•	Infectious disease

– Completed phase 1 trial for GS-4774 (formerly GI-13020)

– Gilead enrolling 175 patient phase 2 in chronic HBV for GS-4774

•	$5 million in milestones received to date

– $4 million tuberculosis grant from NIH

•	Oncology

– Initiated GI-6207 phase 2 trial for medullary thyroid cancer

– Complete enrollment of GI-6301 phase 1 trial

– Celgene exercise of worldwide license to GI-6301

•	$9 million milestone
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Tarmogen® Immunotherapy: Heat-inactivated Recombinant Yeast

•	Potent helper and killer T cell responses

– Down-regulates regulatory T cells

•	Target antigen(s) expressed internally
•	Safe and well tolerated to date

– >500 patients and healthy volunteers

– >5 years safety data in pancreas cancer

Generating a Targeted Cellular Immune Response

Mechanism of action

Infectious Disease Pipeline

Product Candidate Indication Preclinical Phase 1 Phase 2 Phase 3 Commercial Rights

GS-4774 Hepatitis B virus (HBV) Phase 2 GILD WW License

GI-19000 Tuberculosis

Infectious Disease GI-2010 HIV GlobeImmune

GI-18000 Delta virus

GS-4774 in Chronic Hepatitis B

GS-4774

HBV fusion protein

M

His 6

Hepatitis B Market

GS-4774

•	400 million patients chronically infected with HBV worldwide

– Current treatment is lifelong treatment with antivirals

– Antivirals control viremia but long term cure rates are <8%

•	80% of acutely infected patients clear virus spontaneously

– Clearance is mediated by cellular immunity

– Proof of concept in GlobeImmune hepatitis C program

•	Combine GS-4774 with oral antivirals

– Improved cellular immune responses to increase cure rates

•	Phase 1 trial conducted in 60 healthy volunteers

– Completed 1H2013

– Safe and well tolerated

– Cellular immune responses in 88% of subjects

Phase 2 in Chronic HBV Infected Subjects

GS-4774

Randomized open label dose ranging trial

Chronic HBV under control with an oral antiviral

n=175

25 Oral antiviral alone Oral antiviral (OAV)

50 GS-4774 (low) + OAV OAV

50 GS-4774 (med) + OAV OAV

50 GS-4774 (high) + OAV OAV

Wk 0 Wk 24 Wk 48

Primary endpoint

HBsAg kinetics Randomize

Oncology Pipeline

Medullary thyroid cancer Chordoma Resected pancreas Non-small cell lung cancer

Product Candidate

GI-6207

GI-6301

Indication

Oncology GI-4000

GI-4000

Preclinical Phase 1 Phase 2 Phase 3

Phase 2 Phase 1 Phase 2b Phase 2

Commercial Rights

CELG Option

CELG WW License

GlobeImmune

GI-6207 Targets Carcinoembryonic Antigen

GI-6207

•	CEA over-expressed in > 500,000 cases/year in US

NSCLC, colorectal, breast, gastric, pancreas, medullary thyroid cancers

•	Phase 1 complete at NCI

n=25

Monotherapy dose escalation trial

Advanced metastatic cancers

Stable disease in 20% of subjects

CEA

Medullary Thyroid Cancer

GI-6207

GI-6207

•	MTC represents 8% of all thyroid cancer cases annually in US
•	Resection is the only opportunity for cure

– In less symptomatic metastatic disease SoC is observation

•	25% and 10% survival at 5 and 10 years with metastases
•	Vandetanib and cabozantinib approved for metastatic disease

– Due to toxicity used only in very symptomatic patients

Vandetanib Cabozantinib

WARNING:

QT PROLONGATION, TORSADES DE POINTES, AND SUDDEN DEATH

See full prescribing information for full boxed warning.

WARNING:

PERFORATIONS AND FISTULAS, and HEMORRHAGE

See full prescribing information for full boxed warning.

GI-6207-02 – Phase 2 in MTC

GI-6207

•	Randomized, open label, cross-over trial

GI-6207 for 12 months

Observation GI-6207 for 12 months

6	months 12 months 18 months

Primary Endpoint

•	Primary endpoint—calcitonin kinetics

Minimally or 17 asymptomatic

MTC Randomize n=34 17

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GI-6301 Targets Brachyury Expressing Cancers

GI-6301

Brachyury

Lung, breast, colon, bladder, kidney, ovary, pancreas, chordoma

Transcription factor involved in normal embryogenesis

Important driver of metastasis

Brachyury

Chordoma

Ultra-orphan indication

– 100% of chordoma cells express brachyury

– 250-300 new US cases annually; prevalence 2,400

– 400 new EU cases annually; prevalence 3,600

Clinical presentation

– Indolent and clinically silent until later stages

Treatment

– Aggressive resection plus adjuvant proton RT

– Unresponsive to chemo & targeted therapies

– 5-year local control rates 50-60%

– 5-, 10- & 20-year OS = 68%, 40% & 13%

GI-6301 20

C2/C3 chordoma

GI-6301 Clinical Summary

GI-6301

NCI sponsored phase 1

34 subject, open label dose escalation trial

4 dose groups

Fully enrolled

Ten chordoma patients enrolled in Phase 1

Initial chordoma results presented at ASCO 2014

Phase 2 trial being designed

Tumor Growth Kinetics – First 7 Chordoma Patients

GI-6301

Percentage change in tumor volume by RECIST

Heery et al. “NCI Experience Using Yeast-Brachyury Vaccine (GI-6301) in Patients with Advanced Chordoma.” ASCO 2014

GI-4000 Targets Mutated Ras

GLOBEIMMUNE
GI-4000 23

- **Critical molecular target in multiple cancers**
- **~200,000 Ras mutation+ cancer cases/year in U.S.**
  - Poor prognosis
  - Less responsive to chemotherapy and targeted agents
- **176 patient Phase 2 in resected pancreas cancer**
  - 2.6 month improvement in OS in subjects with residual disease
  - Companion diagnostic BDX-001 appears to predict response to GI-4000
    - BDX-001 signature seen in ~50% of tested samples
    - Predicts 16.6 month improvement in overall survival with GI-4000
- **Phase 2 in non-small cell lung cancer**
  - 24 patient case-controlled study at Memorial Sloan Kettering
  - 43% reduction in the risk of mortality compared with case-matched controls

16.6 Month mOS – BDX-001+ GI-4000 vs Placebo

GI-4000

*42 month mOS (GI-4000/gem) vs 25 month mOS (gem alone)

*Retrospective analysis of survival based on proteomic test results

43% Reduction in Risk of Death vs Case-matched Controls

Key strategic collaborations

GlobeImmune

Gilead Alliance

GlobeImmune

GI-13020

Exclusive license to all HBV Tarmogens

– Signed in October 2011

GILEAD

Economics

– $10 million upfront

– Up to $135 million in potential clinical and regulatory milestones

– Up to $40 million in potential sales milestones

– Tiered royalties from high single digits to mid teens

Gilead funds clinical development and manufacturing

– Randomized phase 2 ongoing

GlobeImmune 28

Celgene Collaboration & Option Agreement

- **Exclusive option to oncology products**
  - Program-by-program basis
  - GI-6301 licensed by Celgene in 2013
- **Option agreement economics**
  - $40 million upfront
  - Clinical, regulatory and commercial milestones for each product
  - Celgene pays all future expenses for licensed products
  - Royalties in the teens for products subject to option
- **Option structure**
  - GlobeImmune conducts early development through predefined endpoints
  - Celgene has option to obtain an exclusive WW license
- **GI-6301 license**
  - $9M upfront; $145M in future milestones
  - Tiered royalties high single to low double digits

Operations and financial
GlobeImmune

Financial Highlights
GlobeImmune

>$60 million partnership revenue to date from Gilead & Celgene
$119 million in 5 private rounds from premier VCs
$7.5 million convertible note, January 2014
– Converts to common stock at IPO
~$10 million in grants
$9.2 million in cash (3/31/14)
$15 million IPO provides funding through 2015

Summary Financials
GlobeImmune

Capitalization
Common stock outstanding as of March 31,
2014 (1)
3,628,245
Common stock offered
1,000,000
Total
4,628,245
Options outstanding (2)
235,342
Warrants (3)
737,232
Total
5,600,819
(1) After giving effect to the conversion of all of our outstanding preferred stock and convertible promissory notes into shares of common stock upon completion of this offering, assuming an initial public offering price of $15.00 per share.
(2) Weighted average exercise price $8.14
(3) Weighted average exercise price $19.86, assuming an initial public offering price of $15.00 per share.
Summary P&L
Year Ended December 31,
Three months ended
2011
2012
2013
1Q2013
1Q2014
Revenue
5,108
14,642
22,518
2,132
1,418
Net income (loss)
(13,725)
(2,015)
9,476(1,552)
(2,445)

Efficient and Scalable Manufacturing
GlobeImmune

Established manufacturing
– Scaleable efficient process
250L commercial scale projected
Low capital cost
Portable equipment
– Facilitates technology transfer

Intellectual Property
GlobeImmune

302 patents and applications owned or licensed
108 allowed or issued
Cover platform, oncology, HCV, HBV, HDV, HIV, Ad-36,
influenza, fungal disease, tuberculosis, other infectious
diseases, and methods of manufacture

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GBIM Value Drivers

	Last 12 months	Upcoming Milestones
Infectious Disease	• Completed GS-4774 phase 1 trial • Gilead enrolling randomized 175 patient GS-4774 phase 2 in chronic HBV – $5 million in milestones to date • $4 million TB grant from NIH	• GS-4774 Phase 2 data • Potential additional Gilead M/S payments • One or more infectious disease INDs
Oncology	• Initiated GI-6207 phase 2 trial for MTC • GI-6301 phase 1 complete enrollment • CELG exercised WW license to GI-6301 – $9 million milestone • Pancreas cancer & NSCLC phase 2 data	• Full GI-6301 phase 1 data • GI-6301 chordoma phase 2 study • Continued phase 2 development of GI-4000 in pancreas & NSCLC – Subject to collaboration or additional financing other than IPO

Investment Overview

GlobeImmune

Targeting major diseases including HBV and multiple cancers

Alliances with Gilead and Celgene

– >$60 million in partnership revenue to date

Proof of concept in multiple diseases

Experienced management team

Multiple potential near term value drivers